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                                                                    Exhibit 23.1




CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors of
Mid Ocean Limited


We consent to the incorporation by reference in the registration statement (No. 33-78626) on Form S-8 and Form S-3 of Mid Ocean Limited of our report dated November 21, 1997, relating to the consolidated balance sheets of Mid Ocean Limited and subsidiaries as of October 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended October 31, 1997 and our report dated November 21, 1997 on the schedules included in Form 10-K which reports appear in the October 31, 1997 annual report on Form 10-K of Mid Ocean Limited by reference.




KPMG Peat Marwick
Chartered Accountants
Hamilton, Bermuda
January 27, 1998